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[LOGO]                                    AMERICA'S LONG-TERM HEALTHCARE NETWORK
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           Vencor, Inc. 3300 Providian Center 400 West Market Street
          Louisville, Kentucky 40202 (502) 596-7300 (502) 596-7600 Fax

Contact:   Vencor                              Abernathy MacGregor Frank
           W. Earl Reed, III                   Joele Frank/Judith Wilkinson
           (502) 596-7380                      (212) 371-5999

For Immediate Release

                  VENCOR ANNOUNCES PLAN TO CONVERT TO REIT AND
                       SPIN-OFF SEPARATE OPERATING COMPANY

LOUISVILLE, Ky (Feb. 1, 1998) - Vencor, Inc. (NYSE:VC) announced today that it intends to separate into two public companies, both of which are anticipated to be listed on the New York Stock Exchange. Vencor intends to create a real estate investment trust ("REIT") by distributing to its stockholders shares of a newly organized subsidiary ("Operating Company") that will own all of Vencor's operating business and non-real estate assets. The real estate company, which will be renamed "VenTrust, Inc.," will retain ownership of Vencor's land, buildings and other improvements, including long-term acute care hospitals and nursing centers, which will be leased to the Operating Company. It is anticipated that VenTrust will provide the opportunity for both consistent cash dividends and capital appreciation. VenTrust will be one of the nation's largest healthcare REITs, with an expected total market capitalization of approximately $2.5 billion.

         The Operating Company will continue to operate and develop all of the present businesses of Vencor and will assume the "Vencor" name when Vencor becomes VenTrust. The Operating Company will be, as Vencor is today, one of the largest providers of long-term healthcare services in the United States. The Operating Company's operations will continue to include 60 long-term acute care hospitals containing 5,273 licensed beds, 309 nursing centers containing 40,383 licensed beds and the Vencare contract services business.

         Vencor expects that the distribution of the Operating Company will occur in the second quarter of 1998 and that VenTrust will be taxed as a REIT for federal income tax purposes beginning January 1, 1999. The distribution is a taxable transaction to both Vencor and Vencor stockholders, but Vencor expects that it will incur little or no taxable gain as a result of the transaction.

         After the distribution, the Operating Company and VenTrust will each pursue their own business strategies that will be focused on becoming high growth companies in their respective businesses. W. Bruce Lunsford, Chairman, President and Chief Executive Officer of Vencor will be the Chairman and Chief Executive Officer of both VenTrust and Vencor, and the two companies' Boards of Directors will have Mr. Lunsford in addition to Mr. R. Gene Smith in common.

         W. Bruce Lunsford, Chairman, President and Chief Executive Officer of Vencor, said, "The conversion of Vencor into a REIT and the spin-off of the Operating Company will benefit the Company's stockholders by capturing all of the economic benefits of both the REIT and the Operating Company. We believe our new structure will enhance stockholder value and maximize


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Vencor Announces REIT Spin-Off
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Feb. 1, 1998
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operational efficiencies. As one of the largest service providers in the healthcare industry, the Operating Company will be well positioned to take advantage of the surging demand for long-term healthcare services expected to arise from changing U.S. demographics. VenTrust will also benefit from the same fundamentals with growth anticipated from both the Operating Company and other high quality operators."

         Mr. Thomas T. Ladt, Executive Vice President of Operations of Vencor, will become President and Chief Operating Officer of VenTrust. Mr. T. Richard Riney, presently Chief Real Estate counsel at Vencor, will become Vice President, General Counsel and Secretary. The Company expects to hire a Chief Financial Officer and a Vice President of Development prior to the time of the distribution. VenTrust's proposed Board of Directors would include six members, two of whom will also be on the Vencor board.

         The executive team that currently manages Vencor will manage the Operating Company. Management will include Mr. W. Bruce Lunsford as Chairman of the Board, President and Chief Executive Officer; Mr. Michael R. Barr as Executive Vice President and Chief Operating Officer; and Mr. W. Earl Reed, III as Executive Vice President and Chief Financial Officer.

         Vencor's current employees will become employees of the Operating Company. There is expected to be no change in the employees' compensation or benefits as a result of this action.

         Completion of the distribution will require stockholders, regulatory and other approvals. Vencor's preliminary proxy materials for the proposed distribution were filed with the Securities and Exchange Commission on Friday, January 30, 1998.

         Vencor also announced in connection with its planned conversion to a REIT that Vencor had amended its shareholder rights agreement to reduce the threshold at which the rights are triggered to 9.9% from 15%. This change was adopted because of REIT tax qualification rules that makes it advisable to limit the voting power of any shareholder to 9.9%. Vencor's existing more than 9.9% stockholder is grandfathered under the rights agreement amendment, but it may not acquire any additional shares without triggering the rights.

         Goldman Sachs & Co. is acting as financial advisor to Vencor, Inc.

         Vencor, a $3 billion long-term healthcare company, owns and operates a national network of hospitals, nursing centers and contract service providers in 46 states.

         The above statements include forward-looking statements. Vencor cautions investors that forward-looking statements are inherently uncertain and stockholders must recognize that actual results may differ from Vencor's expectations. Numerous factors exist which, in some cases have affected, and in the future could cause results to differ materially from these expectations. These statements involve risks and uncertainties concerning the implementation and interpretations of the healthcare reform legislation and other factors as detailed from time to time in Vencor's filings with the Securities and Exchange Commission.


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